Exhibit 99.1
                       Advanced Photonix, Inc. Announces
                Definitive Agreement to purchase Picometrix Inc.

CAMARILLO, Calif.--(BUSINESS WIRE)--March 9, 2005--Advanced Photonix, Inc.(R) (AMEX:API - News), a leading supplier of innovative, silicon-based optoelectronic solutions to a worldwide OEM customer base, today announced that it had signed a merger agreement to acquire Picotronix Inc, a privately held company located in Ann Arbor, MI, doing business as Picometrix. The transaction is anticipated to close in April subject to customary closing conditions, including American Stock Exchange listing of API shares to be issued in connection with the transaction.

Picometrix is a developer and manufacturer of ultra high-speed photoreceivers used in telecommunication, data communication, and test & measurement markets; and terahertz instrumentation for scientific, industrial and defense/homeland security markets. Its un-audited 2004 financial statements reflect revenues of $7.5 million (as compared to $3.5 million for the prior year), net income of $500,000 (as compared to a loss of $1.1 million in the prior year), and long term liabilities of approximately $7 million and positive working capital of approximately $2 million as of December 31, 2004 .

The purchase price is $3,500,000 in cash, four-year API promissory notes in the aggregate principal amount of $2,900,500 and 2,575,000 shares of API Class A Common Stock. Upon the signing of the Agreement, API agreed to provide a loan to Picometrix in the amount of approximately $4,200,000, the proceeds of which are to be used to prepay existing long-term indebtedness of Picometrix to a third party.

Richard (Rick) Kurtz, Chairman and CEO stated, "We are pleased to add the Picometrix portfolio of technology, customers and employees to the API family. Picometrix will significantly expand API's position in the telecom and test & measurement markets. Picometrix brings design experience and processing expertise in III-V semiconductor materials, namely Gallium Arsenide (GaAs) and Indium Phosphide (InP). These materials give API additional optoelectronic sensing capabilities and solutions to offer our target markets. The added benefit of Picometrix' proprietary Terahertz sensor technology supports our goal of building on our manufacturing capabilities to provide complete, value-added sensor-based product offerings."

Paul Ludwig, President of Advanced Photonix, Inc. stated, "This is an exciting day at API as we join forces with Picometrix. This acquisition supports our stated strategy to broaden our technology portfolio so we can better serve our chosen markets. Picometrix provides world-class detector technology, specifically the highest performing 40Gb PIN detector and 10Gb APD available in the market. These technologies are excellent complements to our silicon-based detector offerings. We are delighted to bring Rob Risser and Steve Williamson into our leadership team. We will work to accelerate their growth opportunities in the telecom sector and leverage this technology into our existing military, medical and industrial customer bases."

Rob Risser, CEO of Picometrix Inc. stated, "As Picometrix, we endured the telecom restructuring and continued to make the necessary R&D investments creating the most advanced receiver product offerings on the market and can now take advantage of API's sales and marketing capabilities to accelerate penetration in the recovering telecom sector and API's core markets. The merger into publicly held API also increases the resources available to accelerate our Terahertz (T-Ray(TM)) product/application development to exploit the rapidly developing terahertz markets of homeland security and industrial non-destructive testing. This builds on our leadership in T-Ray(TM) technology and creates the only public company with a broad Terahertz offering. We look forward to helping create an API with leading edge technology and products used by a worldwide customer base."

About Advanced Photonix, Inc.:
Advanced Photonix, Inc. is engaged in the development and manufacture of custom optoelectronic solutions, serving a variety of global original equipment manufacturer (OEM) markets. While the Company specializes in silicon-based custom photodiode assemblies, its product families range from custom light detection assemblies, including its Avalanche Photodiode technology, to light emitting diode assemblies. The Company is based in Camarillo, CA and is traded on the AMEX under the symbol API.

About Picometrix:
Picometrix has been a leading vertically integrated supplier of high-speed optical receiver components since 1992 and terahertz instrumentation since 1997. The optical receiver product line addresses the entire range of 2.5Gb/s through 40Gb/s optical communication & test and measurement applications covering 400nm to 1650nm in wave length. Picometrix terahertz technology is in systems & instruments for scientific, industrial and homeland security and defense markets. The company is a leader in: III-V epitaxial growth, photodetector and terahertz sensor design and microfabrication, high-speed microwave packaging, hybrid circuit assembly, opto-mechanical assembly and high-speed testing. Picometrix is based in Ann Arbor, MI.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the integration of newly acquired businesses, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company, the availability of other competing technologies, a decline in the general demand for optoelectronic products, and changes in domestic and international economic conditions, including fluctuations in short term and long-term interest rates.



Contact:
Advanced Photonix, Inc.
Richard Kurtz, 805-987-0146